Exhibit 4(c)7
DESCRIPTION OF ENTERGY ARKANSAS, LLC’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
References in this exhibit to “we,” “us,” or “our” are to Entergy Arkansas, LLC.
We have issued, and may from time to time issue, bonds in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of October 1, 1944, with Deutsche Bank Trust Company Americas, successor corporate trustee, and, as to property in Missouri, The Bank of New York Mellon Trust Company, N.A., successor co-trustee, and together referred to in this exhibit as “trustees.” This Mortgage and Deed of Trust, as it has heretofore been and may be amended or supplemented from time to time, is referred to in this exhibit as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the Bonds (as defined below), are referred to herein as “first mortgage bonds.”
As of February 21, 2020, we have three series of first mortgage bonds outstanding that are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

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our First Mortgage Bonds, 4.90% Series due December 1, 2052, issued in an aggregate principal amount of $200,000,000 under the Seventy-First Supplemental Indenture, dated as of December 1, 2012, to the mortgage and traded on the New York Stock Exchange (the “NYSE”) under the ticker EAB (the “2052 Bonds”);

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our First Mortgage Bonds, 4.75% Series due June 1, 2063, issued in an aggregate principal amount of $125,000,000 under the Seventy-Fourth Supplemental Indenture, dated as of June 1, 2013, to the mortgage and traded on the NYSE under the ticker EAE (the “2063 Bonds”); and

•
our First Mortgage Bonds, 4.875% Series due September 1, 2066, issued in an aggregate principal amount of $410,000,000 under the Seventy-Ninth Supplemental Indenture, dated as of August 1, 2016, to the mortgage and traded on the NYSE under the ticker EAI (the “2066 Bonds,” and collectively with the 2052 Bonds and the 2063 Bonds, the “Bonds”).

The full aggregate principal amount of each series of the Bonds is currently outstanding.
The mortgage, including the applicable supplemental indentures relating to the Bonds, contains the full legal texts of the matters described herein. Because this is a summary, it does not describe every aspect of the mortgage, the supplemental indentures relating to each series of Bonds, or the outstanding first mortgage bonds, including the Bonds. The mortgage and the supplemental indentures that relate to the outstanding first mortgage bonds, including the Bonds, are filed as exhibits to the Annual Report on Form 10-K to which this is filed as an exhibit. You should read the mortgage for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the mortgage, including the definitions of some of the terms used in the mortgage, and to the particular terms of the supplemental indenture that relates to each series of Bonds. The mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the Bonds.
General

The mortgage permits us to issue first mortgage bonds from time to time subject to limitations described below under “Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of that series. This means that we may from time to time, without the consent of the existing holders of the first mortgage bonds of any series, including the Bonds, create and issue additional first mortgage bonds of a series having the same terms and conditions as the previously issued first mortgage bonds of that series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with and will form a single series with the previously issued first mortgage bonds of that series. For more information, see the discussion below under “Issuance of Additional First Mortgage Bonds.”
Payment
The principal amount of the Bonds and interest thereon is and will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the corporate trustee in the Borough of Manhattan, City and State of New York.
Interest on the 2052 Bonds accrues at the rate of 4.90% per year. Interest on the 2063 Bonds accrues at the rate of 4.75% per year. Interest on the 2066 Bonds accrues at the rate of 4.875% per year. In each case, interest started to accrue from the date that the respective series of Bonds was issued. Interest payments on the Bonds are made on March 1, June 1, September 1 and December 1 of each year. As long as the Bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (defined as any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the Bonds at a rate of 6% per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.
Interest on the Bonds is computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date of a Bond falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.
As long as the Bonds are registered in the name of DTC or its nominee, we will pay principal and interest due on the Bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the Bonds as described under the heading “Book-Entry Only Securities.”
Redemption
We may redeem the Bonds prior to maturity, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, (i) in the case of the 2052 Bonds and the 2063 Bonds, at any time; and (ii) in the case of the 2066 Bonds, at any time on or after September 1, 2021; in each case, at a redemption price equal to 100% of the principal amount of the Bonds being redeemed plus any accrued and unpaid interest thereon to, but not including, the redemption date. Unless the Bonds are held in book-entry only form through the facilities of DTC, in which case DTC’s procedures for selection shall apply

(see “Book-Entry Only Securities”), if less than all of the Bonds of any series are to be redeemed, the corporate trustee will select the Bonds to be redeemed.
Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the Bonds subject to such notice of redemption will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date upon surrender of any Bond for redemption. If only part of a Bond is redeemed, the corporate trustee will deliver to the holder of the Bond a new Bond of the same series for the remaining portion without charge.
We may make any redemption at our option conditional upon the receipt by the corporate trustee, prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the corporate trustee has not received the money by the date fixed for redemption, we will not be required to redeem the Bonds.
Form and Exchange
The Bonds are fully-registered bonds without coupons, issued in denominations of $25 and integral multiples of $25 in excess thereof. Each series of the Bonds is represented by a global certificate without coupons registered in the name of a nominee of DTC.
The Bonds are exchangeable for other Bonds of the same series in equal aggregate principal amounts. No service charge will be made for any registration of transfer or exchange of the Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. We will not be required to provide for the transfer or exchange of any Bond:

1.	during the 10 days before an interest payment date,

2.	during the 10 days before any designation of such Bond to be redeemed, or

3.	selected for redemption.

Security
The Bonds, together with all other first mortgage bonds now or in the future outstanding under the mortgage, are and will be secured, equally and ratably, by the lien of the mortgage. The mortgage constitutes a first mortgage lien on substantially all of our property (the “mortgaged property”) subject to bankruptcy law and to:

1.	leases of minor portions of our mortgaged property to others for uses which do not interfere with our business;

2.	leases of certain of our mortgaged property not used in our business; and

3.	excepted encumbrances (as defined below).
There is excepted from the lien certain of our property, including:

1.	cash and securities;

2.	certain equipment, materials and supplies;

3.	automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties;

4.	receivables, contracts, leases and operating agreements; and

5.	certain unimproved lands sold or to be sold.
The “excepted encumbrances” mean the following:

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tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•
mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•	specified judgment liens and prepaid liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from laws, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•	liens to secure public obligations; rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

The mortgage contains provisions that impose the lien of the mortgage on property that we acquire after the date of the mortgage, other than excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or convey or transfer all or substantially all of our mortgaged property to, a successor, the lien created by the mortgage will generally not cover the property of the successor, other than the mortgaged property it acquires from us and improvements, replacements and additions to such property.
The mortgage also provides that the trustees shall have a lien upon the mortgaged property to ensure the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds, including the Bonds.
The mortgage also contains restrictions on the issuance of debt secured by a prior lien on the mortgaged property (“qualified lien bonds”).
Issuance of Additional First Mortgage Bonds
The maximum principal amount of first mortgage bonds that may be issued under the mortgage is limited to $100 billion at any time outstanding under the mortgage, subject to property additions and other limitations of the mortgage. First mortgage bonds of any series may be issued from time to time on the basis of:

1.	60% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

2.	retirements of first mortgage bonds or qualified lien bonds; or

3.	deposit of cash with the corporate trustee.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after June 30, 1944. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions.
We have the right to amend the mortgage at any time without the consent or other action of the holders of any first mortgage bonds, including the Bonds, to permit the issuance of first mortgage bonds on the basis of 80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements.
We have the right to amend the mortgage at any time without any consent or other action of the holders of any first mortgage bonds, including the Bonds, to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions.
As of December 31, 2019, we had approximately $3,206 million principal amount of first mortgage bonds outstanding. Also as of December 31, 2019, we had approximately $598 million of available property additions, entitling us to issue approximately $359 million principal amount of additional first mortgage bonds on the basis of property additions, and we could have issued approximately $1,152 million principal amount of additional first mortgage bonds on the basis of retired first mortgage bonds. The 2052 Bonds were issued on the basis of retired first mortgage bonds; the 2063 Bonds were issued on the basis of property additions; and the 2066 Bonds were issued on the basis of property additions.
Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly leveraged transaction involving us.
Release and Substitution of Property
We may release property from the lien of the mortgage on the bases of:

1.	the deposit of cash or, to a limited extent, purchase money mortgages;

2.	property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

3.
(i) the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired first bonds; in each case with the entitlement being waived by operation of the release.

We can withdraw cash upon the bases stated in clause (2) and/or (3) above. Should we amend the mortgage as described under “Issuance of Additional First Mortgage Bonds” above to permit the issuance of first mortgage bonds on the basis of an increased percentage of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements, the ratio specified in clause (3)(ii) above would change to the reciprocal of such increased percentage.

The mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. We may also release unfunded property if after such release at least one dollar in unfunded property remains subject to the lien of the mortgage. We have the right to amend the mortgage at any time without the consent or other action of the holders of any first mortgage bonds, including the Bonds, to modify the definition of “Funded Property” in the mortgage to mean property specified by us with a fair value determined by an independent expert not less than 10/8ths of the sum of the amount of the outstanding first mortgage bonds and retired first mortgage bonds.
We may, without any release or consent by the corporate trustee,

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grant, free from the lien of the mortgage, easements, ground leases or rights-of-way in, upon, over and/or across our property for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines and similar purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment, but only if such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way are held by us, and

•	cancel or make changes or alterations in or substitutions for any and all easements, servitudes and similar rights and/or interests.

Modification
Modification Without Consent
Without the consent of any holder of first mortgage bonds, we and the trustees may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the mortgage and in the first mortgage bonds;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series of first mortgage bonds, or to surrender any right or power conferred upon us;

•	to add additional events of default under the mortgage for all or any series of first mortgage bonds;

•	to correct or amplify the description of the mortgaged property or to subject additional property to the lien of the mortgage;

•
to change, eliminate or add any provision to the mortgage; provided that no such change, elimination or addition will adversely affect the interests of the holders of first mortgage bonds of any series in any material respect;

•	to establish the form or terms of first mortgage bonds of any other series as permitted by the mortgage;

•	to provide for the procedures required for use of a noncertificated system of registration for the first mortgage bonds of all or any series;

•
to change any place where principal, premium, if any, and interest shall be payable, first mortgage bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served; or

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to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the mortgage if such changes or additions will not adversely affect the interests of first mortgage bonds of any series in any material respect.

Modification Requiring Consent

Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding first mortgage bonds, considered as one class, is required for all other amendments or modifications to the mortgage. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding first mortgage bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected first mortgage bond then outstanding to:

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extend the maturity of the principal of, or interest on, any first mortgage bond, or reduce the principal amount of any first mortgage bond or its rate of interest or modify the terms of payment of such principal or interest;

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create any lien ranking prior to or on a parity with the lien of the mortgage with respect to the mortgaged property, or deprive any non-assenting holder of a first mortgage bond of a lien on the mortgaged property for the security of such holder’s first mortgage bonds (subject only to excepted encumbrances); or

•	reduce the percentage in principal amount of the outstanding first mortgage bonds of any series the consent of the holders of which is required for any amendment or modification.

The mortgage provides that first mortgage bonds owned by us, for our benefit or by any entity of which we own 25% or more of the outstanding voting stock shall not be deemed outstanding for the purpose of certain votes, consents or quorums; provided that first mortgage bonds that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the corporate trustee its right to vote or give consents with respect to such first mortgage bonds and such pledgee is not us or an entity of which we own 25% or more of the outstanding voting stock.
Any request, consent or vote of the owner of any first mortgage bond will bind every future holder and owner of that first mortgage bond and the holder and owner of every first mortgage bond issued upon the registration of transfer of or in exchange for that first mortgage bond.
Defaults
Defaults under the mortgage include:

1.	failure to pay the principal of any first mortgage bond when due and payable;

2.
failure to pay interest on any first mortgage bond or any installments of any fund required to be applied to the purchase or redemption of any first mortgage bond for a period of 60 days after the same shall have become due and payable;

3.	failure to pay interest upon or principal of any qualified lien bonds beyond any applicable grace period;

4.	certain events of bankruptcy, insolvency or reorganization; and

5.
the expiration of 90 days after the mailing by the corporate trustee to us of a written demand, or by holders of 15% in principal amount of the first mortgage bonds at the time outstanding under the mortgage to us and to the corporate trustee of a written demand, that we perform a specified covenant or agreement contained in the mortgage, which specified covenant or agreement we have failed to perform prior to such mailing, unless during such period we shall have performed such specified covenant or agreement. The corporate trustee may, and, if requested to do so in writing by the holders of a majority in principal amount of the first mortgage bonds then outstanding, shall, make such demand.

The trustees may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of first mortgage bonds, if they in good faith determine it is in the interests of the holders of the first mortgage bonds.
Remedies
Acceleration of Maturity
If a default under the mortgage occurs, then the corporate trustee, by written notice to us, or the holders of at least 25% in principal amount of the outstanding first mortgage bonds, by written notice to us and the corporate trustee, may declare the principal amount of all of the first mortgage bonds to be due and payable immediately, and upon the giving of such notice, such principal amount and accrued and unpaid interest will become immediately due and payable.
There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.
Annulment of Acceleration
At any time after such a declaration of acceleration has been made but before any sale of the mortgaged property, the holders of a majority in principal amount of all outstanding first mortgage bonds may annul such declaration of acceleration, by written notice to the trustees and us, if the default under the mortgage giving rise to such declaration of acceleration has been cured, and we have paid or deposited with the corporate trustee a sum sufficient to pay:
(1) all overdue interest on all outstanding first mortgage bonds;
(2) the principal of and premium, if any, on the outstanding first mortgage bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;
(3) interest on overdue interest, if any, to the extent lawful, at the rate of 6% per year; and
(4) all amounts due to the trustees under the mortgage.
Trustees’ Powers
Subject to the mortgage, under specified circumstances and to the extent permitted by law, if a default under the mortgage occurs, the trustees shall be entitled to the appointment of a receiver for the mortgaged property and are entitled to all other remedies available under applicable law.
Control by Holders
The holders of a majority in principal amount of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred on the trustees. The trustees are not obligated to comply with directions that conflict with law or other provisions of the mortgage or that the corporate trustee determines in good faith would involve the trustees in personal liability, would be unjustifiably prejudicial to non-assenting holders or would be in circumstances where indemnity would not be sufficient. The trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured.

Limitation on Holders’ Right to Institute Proceedings
No holder of first mortgage bonds will have any right to institute any proceeding under the mortgage, or any remedy under the mortgage, unless:

•	the holder has previously given to the trustees written notice of a default under the mortgage;

•
the holders of 25% in aggregate principal amount of the outstanding first mortgage bonds of all series have made a written request to the trustees and have offered the trustees reasonable opportunity and indemnity satisfactory to the trustees to institute proceedings; and

•	the trustees have failed to institute any proceeding for 60 days after notice;

provided that no holder or holders of first mortgage bonds shall have any right in any manner to affect or prejudice the lien of the mortgage or to obtain priority over other holders of outstanding first mortgage bonds. However, these limitations do not apply to the absolute and unconditional right of a holder of a first mortgage bond to institute suit for payment of the principal, premium, if any, or interest on the first mortgage bond on or after the applicable due date.
We have reserved the right to amend the mortgage, without any consent or other action by the holders of any first mortgage bonds created on or after May 1, 2018, to revise the limitations described in the first sentence of the immediately preceding paragraph to apply to any proceeding or remedy under or with respect to the mortgage or the first mortgage bonds.
Evidence to be Furnished to the Trustee
Compliance with the mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the corporate trustee an annual certificate as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding year.
Satisfaction and Discharge of Mortgage
The mortgage may be satisfied and discharged if and when we provide for the payment of all of the first mortgage bonds and all other sums due under the mortgage.
Consolidation, Merger and Conveyance of Assets
The mortgage provides that we may consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the mortgaged property, if:

•
(a) the surviving or successor entity to such merger or consolidation has authority to carry on the electric, gas, steam or hot water business, or (b) the successor entity that acquires by conveyance or transfer or that leases our mortgaged property as, or substantially as, an entirety, is authorized to acquire, lease or operate the mortgaged property so conveyed or transferred;

•
such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the mortgage and the rights and powers of the trustees and the holders of first mortgage bonds;

•	the survivor or successor entity expressly assumes by supplemental indenture our obligations on all first mortgage bonds then outstanding and under the mortgage; and

•
in the case of a lease, such lease is made expressly subject to termination by us or by the trustees and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the mortgage.

In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations and covenants under the mortgage and on the first mortgage bonds then outstanding unless we elect to waive such release and discharge.
The mortgage does not prevent or restrict any conveyance or other transfer, or lease, of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.
Although the successor entity may, in its sole discretion, subject to the lien of the mortgage property then owned or thereafter acquired by the successor entity, the lien of the mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the mortgage.
The terms of the mortgage do not restrict mergers in which we are the surviving entity.
The mortgage provides that a statutory merger in which our assets and liabilities may be allocated among one or more entities shall not be considered to be a merger, consolidation or conveyance of mortgaged property subject to the provisions of the mortgage relating to a merger, consolidation or conveyance of all or substantially all of the mortgaged property unless all or substantially all of the mortgaged property is allocated to one or more other entities.
We have reserved the right to amend the mortgage without the consent or other action by the holders of any first mortgage bonds created after on or after May 1, 2018, to provide as follows:
(1) that any conveyance, transfer or lease of any of our properties where we retain mortgaged property with a fair value in excess of 167% of the aggregate principal amount of all outstanding first mortgage bonds, and any other outstanding debt secured by a purchase money lien that ranks equally with, or senior to, the first mortgage bonds with respect to the mortgaged property, shall not be deemed to be a conveyance, transfer or lease of all or substantially all of our mortgaged property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert selected by us; and
(2) that, in the case of a consolidation or merger after the consummation of which we would be the surviving or resulting entity, unless we otherwise provide in a supplemental indenture to the mortgage, the lien of the mortgage will generally not cover any of the properties acquired by us in or as a result of such transaction or any improvements, extensions or additions to those properties.
Information about the Corporate Trustee
The corporate trustee is Deutsche Bank Trust Company Americas. In addition to acting as corporate trustee, Deutsche Bank Trust Company Americas and its affiliate, Deutsche Bank AG New York Branch, also act, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain credit and liquidity facilities and conduct other banking transactions with the corporate trustee and its affiliates in the ordinary course of our respective businesses.

We have reserved the right to amend the mortgage without the consent or other action by the holders of any first mortgage bonds created on or after May 1, 2018, to provide that so long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustees a board resolution appointing a successor for any trustee and the successor has accepted the appointment in accordance with the terms of the mortgage, the applicable trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the mortgage.
Information about the Co-Trustee
The co-trustee is The Bank of New York Mellon Trust Company, N.A. In addition to acting as co-trustee, The Bank of New York Mellon Trust Company, N.A. and its affiliate, The Bank of New York Mellon, also act, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the co-trustee and its affiliates in the ordinary course of our respective businesses.
Book-Entry Only Securities
The Bonds trade through DTC. Each series of Bonds is represented by a separate global certificate and registered in the name of Cede & Co., DTC’s nominee. The global certificates were deposited with the corporate trustee as custodian for DTC. Ownership of beneficial interests in the global certificates is limited to institutions that have accounts with DTC or its participants or persons that may hold interests through participants.
DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book‑entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly‑owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.
Purchases of the Bonds within the DTC system must be made through participants, who will receive a credit for the Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners do not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Bonds. Transfers of ownership in the Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Bonds of a series, except if use of the book‑entry system for the Bonds of that series is discontinued.
To facilitate subsequent transfers, all Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Bonds. DTC’s records reflect only the identity of the participants to whose accounts such Bonds are credited. These participants may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Bonds, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial owners of the Bonds may wish to ascertain that the nominee holding the Bonds has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the Bonds. If less than all of the Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of Bonds of such series held by each participant to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Bonds.
Payments of redemption proceeds, principal of, and interest on the Bonds are and will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners are and will be governed by standing instructions and customary practices. Payments are the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.
Other than in the circumstances described herein, a beneficial owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Bonds.
DTC may discontinue providing its services as securities depositary with respect to the Bonds at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book‑entry transfers through DTC (or a successor depositary) with respect to some or all of the Bonds. In that event or if an event of default with respect to a series of Bonds has occurred and is continuing, certificates for the Bonds of such series will be printed and delivered. If certificates for such series of Bonds are printed and delivered,

•	those Bonds will be issued in fully registered form without coupons;

•
a holder of certificated Bonds would be able to exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated Bonds would be able to transfer those Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book‑entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.